Exhibit 10.1

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 11, 2019 (the “Effective Date”), is between SIRIUS XM RADIO INC., a Delaware corporation (the “Company”), and JAMES E. MEYER (the “Executive”).
WHEREAS, the Company and the Executive previously entered into an employment agreement dated as of August 16, 2018 (the “Prior Agreement”); and

WHEREAS, the Company and the Executive jointly desire to enter into this Agreement, which shall replace and supersede the Prior Agreement in its entirety, to reflect the terms and conditions of the Executive’s continued employment with the Company.

In consideration of the mutual covenants and conditions set forth herein, the Company and the Executive agree as follows:
1.Employment. Subject to the terms and conditions of this Agreement, the Company hereby employs the Executive, and the Executive hereby agrees to continue his employment with the Company.
2.Duties and Reporting Relationship. (a)  The Executive shall continue his employment as the Chief Executive Officer of both the Company and Sirius XM Holdings Inc. (“Holdings”), and shall have the rights, powers, authorities and duties commensurate with the position of the Chief Executive Officer. The Executive shall also continue as a member of the Board of Directors of Holdings (the “Board”). During the Term (as defined below), the Executive shall, on a full-time basis and consistent with the needs of the Company and Holdings to achieve the goals of the Company and Holdings, use his skills and render services to the best of his ability, and devote all of his working time and efforts, in supervising the business and affairs of the Company and Holdings. In addition, the Executive shall perform such other activities and duties consistent with his position as the Board shall from time to time reasonably specify and direct. During the Term, the Executive shall not perform any consulting services for, or engage in any other business enterprises with, any third parties without the express written consent of the Board, other than (i) passive investments, (ii) service as a director and chairman of the board of directors of Tivo Corporation, (iii) service as a director of Charter Communications Inc., or (iv) service on other boards of directors with the express written consent of the Board.
(b)    The Executive shall generally perform his duties and conduct his business at the principal offices of the Company in New York, New York.
(c)    Unless otherwise required by law, administrative regulation or the listing standards of the exchange on which Holdings’ shares are primarily traded, the Executive, in his capacity as Chief Executive Officer, shall report solely and exclusively to the full Board.

4836-3959-1590.541958.00000

3.    Term. The term of this Agreement shall commence on the Effective Date and shall end on December 31, 2020, unless terminated earlier pursuant to the provisions of Section 6 (the “Term”).
4.    Compensation. (a)  During the Term, the Executive shall be paid an annual base salary of $2,000,000 (the “Base Salary”). All amounts paid to the Executive under this Agreement shall be in U.S. dollars. The Base Salary shall be paid at least monthly and, at the option of the Company, may be paid more frequently.
(b)    On January 2, 2020, subject to the Executive’s continued employment with the Company through such date (except as otherwise provided in Section 6(f)), the Executive shall be granted a number of restricted stock units (“RSUs”) equal to $10,000,000 divided by the closing price of Holdings’ common stock, par value $.001 per share, on the Nasdaq Global Select Market on such day. Such RSUs shall be subject to the terms and conditions set forth in the Restricted Stock Unit Agreement attached to this Agreement as Exhibit A.
(c)    All compensation paid to the Executive hereunder shall be subject to any payroll and withholding deductions required by applicable law, including, as and where applicable, federal, New York State and New York City income tax withholding, federal unemployment tax and social security (FICA).
5.    Additional Compensation; Expenses and Benefits. (a)  During the Term, the Company shall reimburse the Executive for all reasonable and necessary business expenses incurred and advanced by him in carrying out his duties under this Agreement. Such expenses shall be incurred in accordance with the policies and procedures established by the Company. The Executive shall present to the Company an itemized account of all expenses in such form as may be required by the Company from time to time.
(b)    During the Term, the Executive shall be eligible to participate fully in any other benefit plans, programs, policies and fringe benefits which may be made available to the executive officers of the Company and/or Holdings generally, including, without limitation, disability, medical, dental and life insurance and benefits under the Company’s and/or Holdings’ 401(k) savings plan and deferred compensation plan.
(c)    During the Term, the Executive shall be eligible to participate in any bonus plans generally offered to executive officers of the Company and/or Holdings. Bonus(es) shall be subject to the Executive’s individual performance and satisfaction of objectives established by the Board or the compensation committee of the Board (the “Compensation Committee”), and further are subject to the exercise of discretion by the Compensation Committee. The Executive’s bonus for a year, if any, shall be paid in the form of cash and, unless prohibited by law, will be paid by March 15th of the following year.
6.    Termination. The date upon which the Executive’s employment with the Company under this Agreement is deemed to be terminated in accordance with any of the provisions of this Section 6 (or upon the originally scheduled expiration of the Term on

December 31, 2020) is referred to herein as the “Termination Date.” With respect to any payment or benefits that would be considered deferred compensation subject to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and which are payable upon or following a termination of employment, a termination of employment shall not be deemed to have occurred unless such termination also constitutes a “separation from service” within the meaning of Section 409A and the regulations thereunder (a “Separation from Service”), and notwithstanding anything contained herein to the contrary, the date on which a Separation from Service takes place shall be the Termination Date. In the event of the Executive’s death, any amounts owed to the Executive hereunder shall instead be paid to the Executive’s designated beneficiary (or, if none, to the Executive’s estate).
(a)    The Company has the right and may elect to terminate this Agreement with or without Cause at any time. For purposes of this Agreement, “Cause” means the occurrence or existence of any of the following:
(i)    (A) a material breach by the Executive of the terms of this Agreement, (B) a material breach by the Executive of the Executive’s duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company, Holdings or any of their respective affiliates (which, for purposes hereof, shall mean any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity or organization directly or indirectly controlling, controlled by, or under direct or indirect common control with the Company and/or Holdings) which has not been approved by a majority of the disinterested directors of the Board (or the Nominating and Corporate Governance Committee or Audit Committee thereof), or (C) the Executive’s violation of the Company’s and/or Holdings’ Code of Ethics, or any other written Company and/or Holdings policy that is communicated to the Executive in a similar manner as such policy is communicated to other employees of the Company and/or Holdings, which is demonstrably and materially injurious to the Company, Holdings or any of their respective affiliates, if any such material breach or violation described in clauses (A), (B) or (C), to the extent curable, remains uncured after fifteen (15) days have elapsed following the date on which the Company gives the Executive written notice of such material breach or violation;
(ii)    the Executive’s willful act of dishonesty, misappropriation, embezzlement, intentional fraud, or similar intentional misconduct by the Executive involving the Company, Holdings or any of their respective affiliates;
(iii)    the Executive’s conviction or the plea of nolo contendere or the equivalent in respect of a felony;
(iv)    any damage of a material nature to any property of the Company, Holdings or any of their respective affiliates caused by the Executive’s willful misconduct or gross negligence;
(v)    the repeated nonprescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance that, in the reasonable good faith opinion of the Board, renders the Executive unfit to serve as an officer of the Company, Holdings or their respective affiliates;
(vi)    the Executive’s failure to comply with the Board’s reasonable written instructions consistent with his position on a material matter within five (5) days; or
(vii)    conduct by the Executive that, in the reasonable good faith written determination of the Board, manifests the Executive’s lack of fitness to serve as an officer of the Company, Holdings or their respective affiliates, including but not limited to a finding by the Board or any judicial or regulatory authority that the Executive committed acts of unlawful harassment or violated any other state, federal or local law or ordinance prohibiting discrimination in employment.
(b)    Termination of the Executive for Cause pursuant to Section 6(a) shall be communicated by a Notice of Termination for Cause. For purposes of this Agreement, a “Notice of Termination for Cause” shall mean delivery to the Executive of a copy of a resolution or resolutions duly adopted by the affirmative vote of not less than two-thirds of the directors (other than the Executive, if the Executive is then serving on the Board) present (in person or by teleconference) and voting at a meeting of the Board called and held for that purpose after fifteen (15) days’ notice to the Executive (which notice the Company shall use reasonable efforts to confirm that the Executive has actually received and which notice for purposes of Section 6(a) may be delivered, in addition to the requirements set forth in Section 18, through the use of electronic mail) and a reasonable opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board at such meeting prior to such vote, finding that in the good faith opinion of the Board, the Executive was found to have committed the conduct set forth in any of clauses (i) through (vii) of Section 6(a) and specifying the particulars thereof in reasonable detail. For purposes of Section 6(a), this Agreement shall terminate on the date specified by the Board in the Notice of Termination for Cause and one (1) day following the receipt by the Executive of a notice of a termination without Cause.
(c)    (i)  This Agreement and the Executive’s employment shall terminate upon the death of the Executive.
(ii)    If the Executive has suffered a “disability” (as such term is defined in Section 409A, a “Disability”), the Company shall have the right and may elect to terminate the services of the Executive by a Notice of Disability Termination. The Executive shall not be terminated following a Disability except pursuant to this Section 6(c)(ii). For purposes of this Agreement, a “Notice of Disability Termination” shall mean a written notice that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under this Section 6(c)(ii). For purposes of this Agreement, no such purported termination shall be effective without such Notice of Disability Termination. This Agreement and the Executive’s employment shall terminate on the day such Notice of Disability Termination is received by the Executive.

(d)    The Executive may elect to resign from his employment with the Company and Holdings at any time with or without Good Reason (as defined below). Should the Executive wish to resign from his employment with the Company and Holdings during the Term for other than Good Reason, the Executive shall give at least fourteen (14) days’ prior written notice to the Company. The Executive’s employment and this Agreement shall terminate on the effective date of the resignation set forth in the notice of resignation; provided that the Company may, at its sole discretion, instruct the Executive to perform no more job responsibilities and cease his active employment immediately upon or following receipt of such notice from the Executive. Further, any resignation by the Executive of his employment with the Company shall be deemed a resignation of his employment with Holdings (and vice versa).
(e)    Should the Executive wish to resign from his employment with the Company and Holdings during the Term for Good Reason following the Company’s failure to cure an applicable event as contemplated below, the Executive shall give at least seven (7) days’ prior written notice to the Company. The Executive’s employment and this Agreement shall terminate on the date specified in such notice given in accordance with the relevant provision; provided that the Company may, at its sole discretion, instruct the Executive to cease his active employment and perform no more job duties immediately upon or following receipt of such notice from the Executive. Further, any resignation by the Executive of his employment with the Company shall be deemed a resignation of his employment with Holdings (and vice versa).
        For purposes of this Agreement, “Good Reason” shall mean the continuance of any of the following events (without the Executive’s prior written consent) for a period of thirty (30) days after delivery to the Company by the Executive of a written notice within ninety (90) days of the Executive becoming aware of the initial occurrence of such event, during which thirty (30)-day period of continuation the Company and Holdings shall be afforded an opportunity to cure such event (and provided that the Executive’s effective date of resignation for Good Reason is within one hundred thirty-five (135) days of the Good Reason event):

(i)    the Executive ceasing to report solely and exclusively to the full Board (unless otherwise required by Section 2(c)); or

(ii)     any requirement that the Executive report for work to a location more than twenty-five (25) miles from the Company’s current headquarters for more than thirty (30) days in any calendar year, excluding any requirement that results from the damage or destruction of the Company’s current headquarters as a result of natural disasters, terrorism, acts of war or acts of God or travel in the ordinary course of business; or

(iii)     any reduction in the Base Salary; or

(iv)     any material breach by the Company of this Agreement (including but not limited to the provisions of Section 2); or

(v)    any diminution of the Executive’s titles or any material diminution in the Executive’s duties and/or responsibilities or authority, as set forth herein.

(f)    If the employment of the Executive is terminated by the Company for Cause, by the Executive other than for Good Reason or due to death or Disability, the Executive shall be entitled to (A) any earned but unpaid Base Salary and any business expenses incurred but not reimbursed, in each case, prior to the Termination Date and (B) any other vested benefits under any other benefit or incentive plans or programs in accordance with the terms of such plans and programs (collectively the compensation and benefits in clauses (A) and (B), the “Accrued Payments and Benefits”). In the case of the Executive’s termination of employment due to death or Disability, by the Company without Cause, by the Executive for Good Reason or upon the expiration of this Agreement, the Executive shall be entitled to (C) any earned but unpaid annual bonus with respect to the year prior to the year of termination; (D) a prorated annual bonus for the year in which his employment is terminated, in any such case, determined pursuant to the terms of the applicable bonus plan (other than any requirement of continued employment) and in accordance with the terms of Section 5(c), based on actual performance for such year, and payable at such time as the annual bonuses for such year are paid to other senior executives of the Company; and (E) any amount due to the Executive pursuant to Section 11(b) (collectively the compensation in clauses (C), (D), and (E), the “Supplemental Payments”). In addition, in the case of the Executive’s termination of employment due to death or Disability, by the Company without Cause or by the Executive for Good Reason, in any event prior to January 2, 2020, then, in lieu of the RSUs contemplated by Section 4(b), the Executive shall instead be entitled to receive, without setoff, counterclaim or other withholding, except as set forth in Section 4(c), a lump sum cash amount equal to $10,000,000 (the “Equity Payment”). In the case of the Executive’s termination of employment due to death or Disability, by the Company without Cause or by the Executive for Good Reason, then the Executive shall be entitled to receive, in addition to the Accrued Payments and Benefits, the Supplemental Payments and the Equity Payment, the following payments from the Company:
(i)    without setoff, counterclaim or other withholding, except as set forth in Section 4(c), a lump sum cash amount equal to the remaining amount of his Base Salary, at the rate in effect on the Termination Date, that would be payable from the Termination Date through the originally scheduled expiration of the Term on December 31, 2020;

(ii)    reimbursement for the costs of continuation of medical and dental insurance coverage for the Executive and his dependents under the Company’s health insurance plans in effect on the Termination Date, from the Termination Date through the originally scheduled expiration of the Term on December 31, 2020, to be paid following the Executive’s submission of reasonable documentation of any costs so incurred. The Executive shall have the option to continue such benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at his own expense to the extent permitted by law for an additional eighteen (18) months; and

(iii)    except in the case of the Executive’s death or Disability, reimbursement of a monthly amount equal to the actual monthly costs to the Executive to obtain life insurance benefits substantially similar to those benefits provided to the Executive, from the Termination Date through the originally scheduled expiration of the Term on

December 31, 2020; provided that (1) the amount of such monthly payments shall not exceed twice the amount that the Company would have paid to provide such life insurance benefit to the Executive if he were an active employee on the Termination Date, and (2) such payments shall cease if the Executive obtains a life insurance benefit from another employer during the remainder of such period.

(g)    The Company’s obligations under Section 6(f) shall be conditioned upon the Executive or the Executive’s representative executing, delivering, and not revoking during the applicable revocation period a waiver and release of claims against the Company and Holdings, substantially in the form attached hereto as Exhibit B (the “Release”) within sixty (60) days following the Termination Date; provided that the Company’s General Counsel may waive such requirement in the case of the Executive’s death. The lump sum amounts contemplated under Section 6(f) shall be paid on the sixtieth (60th) day following the Termination Date.
(h)    If the employment of the Executive is terminated upon or after the expiration of the Term, the Executive shall be entitled to (i) the Accrued Payment and Benefits and (ii) the Supplemental Payments (to the extent not previously paid pursuant to Section 6(f)).
(i)    Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company and Holdings) at the time of his Separation from Service and if any portion of the payments or benefits to be received by the Executive upon Separation from Service would be considered deferred compensation under Section 409A (“Nonqualified Deferred Compensation”), amounts that would otherwise be payable pursuant to this Agreement during the six (6)-month period immediately following the Executive’s Separation from Service that constitute Nonqualified Deferred Compensation and benefits that would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following the Executive’s Separation from Service that constitute Nonqualified Deferred Compensation will instead be paid or made available on the earlier of (x) the first (1st) business day of the seventh (7th) month following the date of the Executive’s Separation from Service and (y) the Executive’s death.
(j)    Following the termination of the Executive’s employment for any reason, if and to the extent requested by the Board, the Executive agrees to resign, as may then be applicable, from the Board, all fiduciary positions (including, without limitation, as trustee) and all other offices and positions the Executive holds with the Company, Holdings or any of their respective affiliates; provided that if the Executive refuses to tender the Executive’s resignation after the Board has made such request, then the Board will be empowered to remove the Executive from such offices and positions.
(k)    Notwithstanding anything contained in this Agreement, under no circumstances shall the Company or Holdings be considered to have breached this Agreement or to have terminated the Executive’s employment with or without Cause, or shall a Good Reason event be deemed to have occurred, solely as a result of Holdings merging with and/or into, or otherwise effecting a business combination with, the Company, Liberty Media Corporation, any

Qualified Distribution Transferee (as defined in the Investment Agreement, dated as of February 17, 2009, between Holdings and Liberty Radio LLC, as amended) or any of their respective wholly-owned subsidiaries, or any entity wholly-owned jointly by any of the foregoing; provided, that, if Holdings is not the publicly traded parent company of the combined enterprises, immediately following any such merger or business combination, the Executive (i) shall have retained substantially similar duties and responsibilities with such new publicly traded parent company (the “New Parent Company”) (including, for the avoidance of doubt, remaining the Chief Executive Officer of substantially the same business and operations operated prior to such transaction by Holdings and the Company), (ii) shall report solely and exclusively to the full board of directors of the New Parent Company (unless otherwise required by Section 2(c)), and (iii) shall serve on the board of directors of the New Parent Company, and provided further that no circumstances shall have occurred at such time, which would separately constitute a breach of this Agreement, termination of the Executive’s employment (other than for Cause) or a Good Reason event.  Further, upon the consummation of any such merger or business combination, New Parent Company shall assume the rights and obligations of Holdings under this Agreement.  The parties also acknowledge and agree that the assumption of the Executive’s equity awards by any New Parent Company and any related adjustments to such awards effected pursuant to the terms of the applicable incentive plan and equity award agreements shall not be considered a breach of this Agreement.
7.    Nondisclosure of Confidential Information. (a)  The Executive acknowledges that in the course of his employment he will occupy a position of trust and confidence. The Executive shall not, except in connection with the performance of his functions or as required by applicable law, disclose to others or use, directly or indirectly, any Confidential Information.
(b)    “Confidential Information” shall mean information about the Company’s and/or Holdings’ (and their respective affiliates’) business and operations that is not disclosed by the Company and/or Holdings (or their respective affiliates) for financial reporting purposes and that was learned by the Executive in the course of his employment by the Company and/or Holdings, including, without limitation, any business plans, product plans, strategy, budget information, proprietary knowledge, patents, trade secrets, data, formulae, sketches, notebooks, blueprints, information and client and customer lists and all papers and records (including but not limited to computer records) of the documents containing such Confidential Information, other than information that is publicly disclosed by the Company and/or Holdings (or their respective affiliates) in writing, or otherwise becomes publicly known other than as a result of the Executive’s breach of this Section 7. The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and/or Holdings, and that such information gives the Company and/or Holdings a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of his employment or as soon as possible thereafter, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by or on behalf of the Company and/or Holdings or prepared by the Executive in the course of his employment by the Company and/or Holdings;

provided that the Executive will be able to keep his cell phones, personal computers, personal contact list and the like so long as any Confidential Information is removed from such items.
(c)    Nothing in this Agreement will preclude, prohibit or restrict the Executive from (i) communicating with any federal, state or local administrative or regulatory agency or authority, including but not limited to the Securities and Exchange Commission (the “SEC”); (ii) participating or cooperating in any investigation conducted by any governmental agency or authority; or (iii) filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority. Nothing in this Agreement, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, the Executive from (A) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (B) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit the Executive’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. The Executive does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and the Executive is not required to notify the Company that the Executive has made such reports or disclosures. Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). The Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (I) (x) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (y) for the purpose of reporting or investigating a suspected violation of law; (II) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (III) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order. The provisions of this Section 7(c) are intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the execution of this Agreement, this Agreement shall be deemed to be amended to reflect the same.
(d)    The provisions of this Section 7 shall survive indefinitely.
8.    Covenant Not to Compete. During the Executive’s employment with the Company and during the Restricted Period (as defined below), the Executive shall not, directly or indirectly, enter into the employment of, render services to, or acquire any interest whatsoever in (whether for his own account as an individual proprietor, or as a partner, associate, stockholder, officer, director, consultant, trustee or otherwise), or otherwise assist, any person or entity engaged (a) in any operations involving the transmission or streaming of radio entertainment programming in competition with the Company, (b) in the business of manufacturing, marketing, selling or distributing vehicles, or (c) in the business of telematics; provided that nothing in this Agreement shall prevent the purchase or ownership by the Executive by way of investment of less than five (5) percent of the shares or equity interest of any corporation or other entity. Without limiting the generality of the foregoing, the Executive agrees that, during the Restricted Period, the Executive shall not call on or otherwise solicit business or assist others to solicit business from any of the customers of the Company or its affiliates as to any product or service described in clauses (a) or (c) above that competes with any product or service provided or marketed by the Company or its affiliates at the end of the Term. The Executive agrees that, during the Restricted Period, he will not, directly or indirectly, solicit or assist others to solicit the employment of or hire any employee of Holdings, the Company or their subsidiaries or Liberty Media Corporation without the prior written consent of the Company. For purposes of this Agreement, the “Restricted Period” shall mean three (3) years following the end of the Term. For purposes of this Agreement, the term “radio” shall be defined broadly and shall include any and all forms and mediums of audio distribution now existing or hereafter developed, including terrestrial radio, streaming audio services, podcasting and on-demand audio services. Further, the inclusion of video in audio distribution services shall not be considered inconsistent with the definition of “radio”. The provisions of this Section 8 shall survive the termination of the Executive’s employment and the Term.
9.    Change of Control Provisions. (a) Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by the Executive (including but not limited to any payment or benefit received in connection with a change of control of the Company or Holdings or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal, and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal, and local income and employment taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(b)    In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.

(c)    For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the change of control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code (including, without limitation, any portion of such Total Payments equal to the value of the covenant included in Section 8, as determined by the Auditor or such other accounting, consulting or valuation firm selected by the Company prior to the change of control and reasonably acceptable to the Executive), in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(d)    At the time that payments are made under this Agreement, the Company will provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including but not limited to any opinions or other advice the Company or Holdings received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). If the Executive objects to the Company’s calculations, the Company will pay to the Executive such portion of the Total Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of this Section 9. All determinations required by this Section 9 (or requested by either the Executive or the Company in connection with this Section 9) will be at the expense of the Company. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 9 will not of itself limit or otherwise affect any other rights of the Executive under this Agreement.

(e)    If the Executive receives reduced payments and benefits by reason of this Section 9 and it is established pursuant to a determination of a court which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that the Executive could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay the Executive the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable.

10.    Remedies. The Executive and the Company agree that damages for breach of any of the covenants under Sections 7 and 8 will be difficult to determine and inadequate to remedy the harm which may be caused thereby, and therefore consent that these covenants may be enforced by temporary or permanent injunction without the necessity of bond. The Executive believes, as of the date of this Agreement, that the provisions of this Agreement are reasonable and that the Executive is capable of gainful employment without breaching this Agreement. However, should any court or arbitrator decline to enforce any provision of Section 7 or 8, this Agreement shall, to the extent applicable in the circumstances before such court or arbitrator, be deemed to be modified to restrict the Executive’s competition with the Company to the maximum extent of time, scope and geography which the court or arbitrator shall find enforceable, and such provisions shall be so enforced.
11.    Consulting Agreement. (a) Upon the expiration of this Agreement on December 31, 2020, or upon any earlier resignation by the Executive for Good Reason or any earlier termination of the Executive’s employment by the Company without Cause (other than due to the Executive’s death or Disability), the Company shall offer the Executive a three-year consulting agreement, subject to the terms and conditions set forth in the Consulting Agreement attached to this Agreement as Exhibit C (the “Consulting Agreement”). The Executive’s duties under the Consulting Agreement shall not unreasonably interfere with any subsequent employment by the Executive, which employment shall, in all cases, comply with the restrictions set forth in Sections 7 and 8.
(b)    In the event of the Executive’s death or Disability, or in the event that the Company fails to offer the Executive the Consulting Agreement in accordance with Section 11(a), then, on the sixtieth (60th) day following his death or Disability (or, if applicable, the sixtieth (60th) day following the Termination Date), the Company will pay to the Executive a lump sum amount of $9,600,000 as compensation for the lost Consulting Agreement; provided that the Executive or his representative shall be required to execute a release in accordance with Section 6(g) as a condition to the Company’s obligation to make such payment; provided further, however, that the Company’s General Counsel may waive such requirement in the case of the Executive’s death. Except in the case where the Company fails to offer the Consulting Agreement to the Executive upon the expiration of this Agreement, no amounts shall be payable pursuant to this Section 11(b) as a result of any termination of the Executive’s employment upon or following the expiration of the Term.

(c)    In the event the Consulting Agreement is executed, and subsequently terminated prior to the expiration of the Consulting Agreement as a result of the Executive’s death or Disability or by the Company without Cause (as defined in this Agreement to the extent applicable) or by the Executive after a material breach of Consulting Agreement by the Company, the Company shall continue to pay the Executive, without set-off, counterclaim or other withholding, the monthly consulting fee through the originally scheduled expiration date of the Consulting Agreement.

12.    Indemnification. The Company shall indemnify the Executive, both during and after the Term, to the full extent provided in the Company’s and Holdings’ respective Certificates of Incorporation and Bylaws and the law of the State of Delaware in connection with his activities as an officer or director of the Company and Holdings; provided that the indemnification required by this Section 12 shall not be construed to be the exclusive indemnification available to the Executive. In addition, the Executive shall be covered by the Company’s directors’ and officers’ liability insurance policy in connection with his activities during the Term as an officer or director of the Company and Holdings on a basis generally consistent with other directors and officers of the Company and Holdings.
13.    Entire Agreement. The provisions contained herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to such subject matter, including but not limited to the Prior Agreement, but excluding (a) any equity award agreements between the Executive and the Company and/or Holdings, and (b) the letter agreement between the parties hereto, dated August 16, 2018, which is amended hereby such that, for purposes of the “Term” thereof, (i) references to the Prior Agreement shall include this Agreement and (ii) references to December 31, 2019 shall instead mean December 31, 2020. Nothing herein is intended to supersede or waive obligations of the Executive to comply with any assignment of invention provisions applicable to the Executive under the Code of Ethics or any assignment of invention agreement(s) between the Company and/or Holdings and the Executive, or to supersede or waive the Executive’s right to unpaid Base Salary and benefits unconditionally accrued prior to the date hereof under the Prior Agreement.
14.    Modification. Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by both the Executive and the Company.
15.    Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.
16.    Assignment. The Executive may not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Company. The Company may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Executive, except that any successor to the Company and/or Holdings by merger or purchase of all or substantially all of the Company’s or Holdings’ assets shall assume this Agreement.
17.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors in interest of the Executive and the Company.

18.    Notices. All notices and other communications required or permitted hereunder shall be made in writing and shall be deemed effective when delivered personally or transmitted by facsimile transmission, one (1) business day after deposit with a nationally recognized overnight courier (with next day delivery specified) and five (5) days after mailing by registered or certified mail:
if to the Company:

Sirius XM Radio Inc.
1290 Avenue of the Americas
11th Floor
New York, New York 10104
Attention: General Counsel
Telecopier: (212) 584-5353
if to the Executive:

Address on file at the offices
of the Company
or to such other person or address as either party shall furnish in writing to the other party from time to time.
19.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.
20.    Non-Mitigation. The Executive shall not be required to mitigate damages or seek other employment in order to receive compensation or benefits under Section 6 or 11; nor shall the amount of any benefit or payment (except as expressly provided herein) provided for under Section 6 or 11 be reduced by any compensation earned by the Executive as the result of employment by another employer.
21.    Arbitration. (a)  The Executive and the Company agree that if a dispute arises concerning or relating to the Executive’s employment with the Company or Holdings, or the termination of the Executive’s employment, such dispute shall be submitted to binding arbitration under the rules of the American Arbitration Association regarding resolution of employment disputes in effect at the time such dispute arises. The arbitration shall take place in New York, New York, before a single experienced arbitrator licensed to practice law in New York and selected in accordance with the American Arbitration Association rules and procedures. Except as provided below, the Executive and the Company agree that this arbitration procedure will be the exclusive means of redress for any disputes relating to or arising from the Executive’s employment with the Company and/or Holdings or his termination, including but not limited to disputes over rights provided by federal, state, or local statutes, regulations, ordinances, and common law, including all laws that prohibit discrimination based on any protected classification. The parties expressly waive the right to a jury trial, and agree that the arbitrator’s award shall be final and binding on both parties, and shall not be appealable. The arbitrator shall have the discretion to award monetary and other damages, and any other relief that the arbitrator deems appropriate and is allowed by law. The arbitrator shall also have the discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action, and shall award such costs and fees to the Executive in the event the Executive prevails on the merits of any action brought hereunder.
(b)    The Company shall pay the cost of any arbitration proceedings under this Agreement if the Executive prevails in such arbitration on at least one substantive issue.
(c)    The Company and the Executive agree that the sole dispute that is excepted from Section 21(a) is an action seeking injunctive relief from a court of competent jurisdiction regarding enforcement and application of Sections 7, 8 or 10, which action may be brought in addition to, or in place of, an arbitration proceeding in accordance with Section 21(a).
22.    Compliance with Section 409A. (a)  To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A (it being understood that certain compensation arrangements under this Agreement are intended not to be subject to Section 409A). This Agreement shall be construed, to the maximum extent permitted, in a manner to give effect to such intention. Notwithstanding anything in this Agreement to the contrary, distributions upon termination of the Executive’s employment that constitute Nonqualified Deferred Compensation may only be made upon a Separation from Service. Neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. The Executive acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.
(b)    With respect to any amount of expenses eligible for reimbursement under this Agreement, such expenses will be reimbursed by the Company within thirty (30) days following the date on which the Company receives the applicable invoice from the Executive in accordance with the Company’s expense reimbursement policies, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the Executive incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.
(c)    Each payment under this Agreement shall be regarded as a “separate payment” and not one of a series of payments for purposes of Section 409A.
23.    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
24.    Executive’s Representation. The Executive hereby represents and warrants to the Company that he is not now under any contractual or other obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit, or impair the Executive’s performance of his obligations under this Agreement.
25.    Survivorship. Upon the expiration or other termination of this Agreement or the Executive’s employment with the Company, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.
26.    Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any compensation paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company, Holdings or any of their respective affiliates, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company, Holdings or any of their respective affiliates pursuant to, but only to the extent required by, any such law, government regulation or stock exchange listing requirement).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
SIRIUS XM RADIO INC.

By:    /s/ Patrick L. Donnelly
    Patrick L. Donnelly
    Executive Vice President, General Counsel
    and Secretary

    /s/ James E. Meyer
    JAMES E. MEYER

Exhibit A
THE RSUs HAVE NOT BEEN REGISTERED UNDER STATE OR FEDERAL SECURITIES LAWS. THE RSUs MAY NOT BE TRANSFERRED EXCEPT
BY WILL OR UNDER THE LAWS OF DESCENT AND DISTRIBUTION.

SIRIUS XM HOLDINGS INC.
2015 LONG-TERM STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated January 2, 2020 is between SIRIUS XM HOLDINGS INC., a Delaware corporation (the “Company”), and JAMES E. MEYER (the “Executive”).

1. Grant of RSUs. Subject to the terms and conditions of this Agreement, the Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan (the “Plan”), and the Employment Agreement, dated as of October 10, 2019, between Sirius XM Radio Inc. (“Sirius XM”) and the Executive (the “Employment Agreement”), the Company hereby grants ________________1 restricted share units (“RSUs”) to the Executive. Each RSU represents the unfunded, unsecured right of the Executive to receive one share of common stock, par value $.001 per share, of the Company (each, a “Share”) on the date specified in this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
2. Dividends. If on any date while RSUs are outstanding the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of RSUs granted to the Executive shall, as of the record date for such dividend payment, be increased by a number of RSUs equal to: (a) the product of (x) the number of RSUs held by the Executive as of such record date, multiplied by (y) the per Share amount of any cash dividend (or, in the case of any dividend payable, in whole or in part, other than in cash, the per Share value of such dividend, as determined in good faith by the Company), divided by (b) the average closing price of a Share on the Nasdaq Global Select Market on the twenty (20) trading days preceding, but not including, such record date. In the case of any dividend declared on Shares that is payable in the form of Shares, the number of RSUs granted to the Executive shall be increased by a number equal to the product of (1) the aggregate number of RSUs held by the Executive on the record date for such dividend, multiplied by (2) the number of Shares (including any fraction thereof) payable as a dividend on a Share. In the case of any other change in the Shares occurring after the date hereof, the number of RSUs shall be adjusted as set forth in Section 4(b) of the Plan.

3. No Rights of a Stockholder. The Executive shall not have any rights as a stockholder of the Company until the Shares have been issued.

1 To be $10,000,000 divided by closing price on January 2, 2020, in accordance with Section 4(b) of the Employment Agreement.

4. Issuance of Shares subject to RSUs. (a) Subject to earlier issuance pursuant to the terms of this Agreement or the Plan, on December 31, 2020, the Company shall issue, or cause there to be transferred, to the Executive an amount of Shares representing an equal number of the RSUs granted to the Executive under this Agreement, if the Executive continues to be employed by Sirius XM on December 31, 2020.

(b) If the Executive’s employment with Sirius XM terminates for any reason, the RSUs shall immediately terminate without consideration; provided that if the Executive’s employment with Sirius XM terminates due to death or “Disability” (as defined in the Employment Agreement), by Sirius XM without “Cause” (as defined in the Employment Agreement), or by the Executive for “Good Reason” (as defined in the Employment Agreement), the RSUs, to the extent not previously settled, cancelled or forfeited, shall immediately become vested and the Company shall issue, or cause there to be transferred, to the Executive the amount of Shares equal to the number of RSUs granted to the Executive under this Agreement (to the extent not previously transferred, cancelled or forfeited), as adjusted pursuant to Section 2 above, if applicable. The foregoing condition that the Executive be an employee of Sirius XM shall, in the event of the termination of the Executive’s employment with Sirius XM due to death or Disability, by Sirius XM without Cause or by the Executive for Good Reason, be waived by the Company; provided that the Executive executes a release in accordance with Section 6(g) of the Employment Agreement (except that the Company’s General Counsel may waive such requirement in the event of the Executive’s death).

5. Change of Control. In the event of a Change of Control, the RSUs shall be governed by the terms of the Plan; provided that any transactions between the Company, Sirius XM and/or any of their respective wholly-owned subsidiaries, on the one hand, and Liberty Media Corporation, any Qualified Distribution Transferee (as defined in the Investment Agreement, dated as of February 17, 2009, between the Company and Liberty Radio LLC, as amended) and/or any of their respective wholly-owned subsidiaries, on the other hand, shall not constitute a Change of Control under the Plan.

6. Non-transferable. The RSUs may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of RSUs or of any right or privilege conferred hereby shall be null and void. In the event of the Executive’s death, any amounts owed to the Executive hereunder shall instead be paid to the Executive’s designated beneficiary (or, if none, to the Executive’s estate).

7. Withholding. Prior to delivery of the Shares pursuant to this Agreement, the Company shall determine the amount of any United States federal, state and local income taxes, if any, which are required to be withheld under applicable law and shall, as a condition of delivery of the Shares pursuant to this Agreement, collect from the Executive the amount of any such tax to the extent not previously withheld in any manner permitted by the Plan.

8. Rights of the Executive. Neither this Agreement nor the RSUs shall confer upon the Executive any right to, or guarantee of, continued employment by Sirius XM or any of its subsidiaries or affiliates, or in any way limit the right of Sirius XM or any of its subsidiaries or affiliates to terminate the employment of the Executive at any time, subject to the terms of the Employment Agreement, or any other written employment or similar written agreement between or among the Company, Sirius XM or any of their respective subsidiaries or affiliates and the Executive.

9. Professional Advice. The acceptance of the RSUs may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Executive. Accordingly, the Executive acknowledges that the Executive has been advised to consult the Executive’s personal legal and tax advisors in connection with this Agreement and the RSUs.

10. Agreement Subject to the Plan. This Agreement and the RSUs are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference. The Executive acknowledges that a copy of the Plan is posted on Sirius XM’s intranet site and the Executive agrees to review it and comply with its terms. This Agreement, the Employment Agreement and the Plan constitute the entire understanding between or among the Company, Sirius XM and the Executive with respect to the RSUs.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto. Any disputes arising from or relating to this Agreement shall be subject to arbitration pursuant to Section 21 of the Employment Agreement.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three (3) business days after being sent by certified mail, postage prepaid, return receipt requested or one (1) business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

Company:        Sirius XM Holdings Inc.
1290 Avenue of the Americas
11th Floor
New York, New York 10104
Attention: General Counsel

Executive:        Address on file at the
office of the Company

Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

13. Binding Effect. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

14. Amendment. The rights of the Executive hereunder may not be impaired by any amendment, alteration, suspension, discontinuance or termination of the Plan or this Agreement without the Executive’s consent.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SIRIUS XM HOLDINGS INC.

By:
	Dara F. Altman	JAMES E. MEYER
Executive Vice President and
Chief Administrative Officer

Exhibit B
AGREEMENT AND RELEASE
This Agreement and Release, dated as of _________, 20__ (this “Agreement”), is entered into by and between JAMES E. MEYER (the “Executive”) and SIRIUS XM RADIO INC. (the “Company”).
The purpose of this Agreement is to completely and finally settle, resolve, and forever extinguish all obligations, disputes and differences arising out of the Executive’s employment with and separation from the Company.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the Executive and the Company hereby agree as follows:
1.    The Executive’s employment with the Company is terminated as of _____________, 20__ (the “Termination Date”).
2.    The Company and the Executive agree that the Executive shall be provided severance pay and other benefits, less all legally required and authorized deductions, in accordance with the terms of Section 6(f) of the Employment Agreement between the Executive and the Company, dated as of October 10, 2019 (the “Employment Agreement”); provided that no such severance benefits shall be paid or provided if the Executive revokes this Agreement pursuant to Section 4 below. The Executive acknowledges and agrees that he is entering into this Agreement in consideration of such severance benefits and the Company’s agreements set forth herein. All vacation pay earned and unused as of the Termination Date will be paid to the Executive to the extent required by law. Except as set forth above, the Executive will not be eligible for any other compensation or benefits following the Termination Date other than any vested accrued benefits under the Company’s compensation and benefit plans, and other than the rights, if any, granted to the Executive under the terms of any stock option, restricted stock, restricted stock unit or other equity award agreements or plans.
3.    The Executive, for himself, and for his heirs, attorneys, agents, spouse and assigns, hereby waives, releases and forever discharges Sirius XM Holdings Inc., the Company and their respective parents, subsidiaries, and affiliated companies and its and their predecessors, successors, and assigns, if any, as well as all of their officers, directors and employees, stockholders, agents, servants, representatives, and attorneys, and the predecessors, successors, heirs and assigns of each of them (collectively “Released Parties”), from any and all grievances, claims, demands, causes of action, obligations, damages and/or liabilities of any nature whatsoever, whether known or unknown, suspected or claimed, which the Executive ever had, now has, or claims to have against the Released Parties, by reason of any act or omission occurring before the Executive’s execution hereof that arise out of his employment or other service with the Released Parties or the termination of such employment or service, including, without limiting the generality of the foregoing, (a) any act, cause, matter or thing stated, claimed or alleged, or which was or which could have been alleged in any manner against the

Released Parties prior to the execution of this Agreement and (b) all claims for any payment under the Employment Agreement; provided that nothing contained in this Agreement shall affect the Executive’s rights (i) to indemnification from the Company as provided in the Employment Agreement or otherwise; (ii) to coverage under the Company’s insurance policies covering officers and directors; (iii) to other benefits which by their express terms extend beyond the Executive’s separation from employment (including, without limitation, the Executive’s rights under Section 6(f) of the Employment Agreement); and (iv) under this Agreement, and (c) all claims for discrimination, harassment and/or retaliation, under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the New York State Human Rights Law, as amended, as well as any and all claims arising out of any alleged contract of employment, whether written, oral, express or implied, or any other federal, state or local civil or human rights or labor law, ordinances, rules, regulations, guidelines, statutes, common law, contract or tort law, arising out of or relating to the Executive’s employment with and/or separation from the Company, including but not limited to the termination of his employment on the Termination Date, and/or any events occurring prior to the execution of this Agreement.
4.    The Executive specifically waives all rights or claims that he has or may have under the Age Discrimination In Employment Act of 1967, 29 U.S.C. §§ 621‑634, as amended (“ADEA”), including, without limitation, those arising out of or relating to the Executive’s employment with and/or separation from the Company, the termination of his employment on the Termination Date, and/or any events occurring prior to the execution of this Agreement. In accordance with the ADEA, the Company specifically hereby advises the Executive that: (1) he may and should consult an attorney before signing this Agreement, (2) he has [twenty-one (21) / forty-five (45)]2 days to consider this Agreement, and (3) he has seven (7) days after signing this Agreement to revoke this Agreement.
5.    Notwithstanding the above, nothing in this Agreement prevents or precludes the Executive from (a) challenging or seeking a determination of the validity of this Agreement under the ADEA; or (b) filing an administrative charge of discrimination under any applicable statute or participating in any investigation or proceeding conducted by a governmental agency.
6.    This release does not affect or impair the Executive’s rights with respect to workman’s compensation or similar claims under applicable law or any claims under medical, dental, disability, life or other insurance arising prior to the date hereof.
7.    The Executive warrants that he has not made any assignment, transfer, conveyance or alienation of any potential claim, cause of action, or any right of any kind whatsoever, including but not limited to, potential claims and remedies for discrimination, harassment, retaliation, or wrongful termination, and that no other person or entity of any kind has had, or now has, any financial or other interest in any of the demands, obligations, causes of action, debts, liabilities, rights, contracts, damages, costs, expenses, losses or claims which could have been asserted by the Executive against the Company or any other Released Party.

2 To be determined by the Company in connection with the termination.

8.    The Executive shall not make any disparaging remarks about any of Sirius XM Holdings Inc. (“Holdings”), the Company, Liberty Media Corporation or any of their directors, officers, agents or employees (collectively, the “Nondisparagement Group”) and/or any of their respective practices or products; provided that the Executive may provide truthful and accurate facts and opinions about any member of the Nondisparagement Group where required to do so by law and may respond to disparaging remarks about the Executive made by any member of the Nondisparagement Group. The Company and Holdings shall not, and they shall instruct their officers not to, make any disparaging remarks about the Executive; provided that any member of the Nondisparagement Group may provide truthful and accurate facts and opinions about the Executive where required to do so by law and may respond to disparaging remarks made by the Executive or the Executive’s agents or family members.
9.    The parties expressly agree that this Agreement shall not be construed as an admission by any of the parties of any violation, liability or wrongdoing, and shall not be admissible in any proceeding as evidence of or an admission by any party of any violation or wrongdoing. The Company expressly denies any violation of any federal, state, or local statute, ordinance, rule, regulation, order, common law or other law in connection with the employment and termination of employment of the Executive.
10.    In the event of a dispute concerning the enforcement of this Agreement, the finder of fact shall have the discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action, and shall award such costs and fees to the Executive in the event the Executive prevails on the merits of any action brought hereunder. All other requests for relief or damages awards shall be governed by Sections 21(a) and 21(b) of the Employment Agreement.
11.    The parties declare and represent that no promise, inducement, or agreement not expressed herein has been made to them.
12.    This Agreement in all respects shall be interpreted, enforced and governed under the laws of the State of New York and any applicable federal laws relating to the subject matter of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. This Agreement shall be construed as if jointly prepared by the Executive and the Company. Any uncertainty or ambiguity shall not be interpreted against any one party.
13.    This Agreement, the Employment Agreement, [and list any outstanding award agreements] between the Executive and the Company [or Holdings, as applicable,] contain the entire agreement of the parties as to the subject matter hereof. No modification or waiver of any of the provisions of this Agreement shall be valid and enforceable unless such modification or waiver is in writing and signed by the party to be charged, and unless otherwise stated therein, no such modification or waiver shall constitute a modification or waiver of any other provision of this Agreement (whether or not similar) or constitute a continuing waiver.
14.    The Executive and the Company represent that they have been afforded a reasonable period of time within which to consider the terms of this Agreement (including but not limited to the foregoing release), that they have read this Agreement, and they are fully aware of its legal effects. The Executive and the Company further represent and warrant that they enter into this Agreement knowingly and voluntarily, without any mistake, duress, coercion or undue influence, and that they have been provided the opportunity to review this Agreement with counsel of their own choosing. In making this Agreement, each party relies upon his or its own judgment, belief and knowledge, and has not been influenced in any way by any representations or statements not set forth herein regarding the contents hereof by the entities who are hereby released, or by anyone representing them.
15.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The parties further agree that delivery of an executed counterpart by facsimile shall be as effective as delivery of an originally executed counterpart. This Agreement shall be of no force or effect until executed by all the signatories.
16.    The Executive warrants that he will return to the Company all software, computers, computer-related equipment, keys and all materials (including, without limitation, copies) obtained or created by the Executive in the course of his employment with the Company on or before the Termination Date; provided that the Executive will be able to keep (a) his cell phones, personal computers, personal contact list and the like so long as any confidential information is removed from such items and (b) any documents and materials he reasonably determines will be necessary to perform his obligations under the Consulting Agreement by and between the Executive and the Company, if applicable.
17.    Any existing obligations the Executive has with respect to confidentiality, nonsolicitation of clients, nonsolicitation of employees and noncompetition, in each case with the Company or its affiliates, shall remain in full force and effect, including, but not limited to, Sections 7 and 8 of the Employment Agreement.
18.    Any disputes arising from or relating to this Agreement shall be subject to arbitration pursuant to Section 21 of the Employment Agreement.
19.    Should any provision of this Agreement be declared or be determined by a forum with competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the respective dates set forth below.

SIRIUS XM RADIO INC.

Dated:	By:
Name:
Title:

Dated:
James E. Meyer

Exhibit C
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) by and between James E. Meyer (“Consultant”) and Sirius XM Radio Inc. (the “Company”) (collectively referred to as the “Parties”), is effective as of _________, 20__ (the “Effective Date”).
RECITALS
WHEREAS, prior to the Effective Date, Consultant was employed by the Company as its Chief Executive Officer pursuant to the Employment Agreement between the Parties, dated as of October 10, 2019 (the “Employment Agreement”); and
WHEREAS, the Company wishes to retain Consultant to perform consulting services and fulfill certain related duties and obligations under the terms and conditions of this Agreement;
NOW THEREFORE, for and in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:
1.Consulting Services. (a) During the term of this Agreement, Consultant will render consulting services related to his specialized areas of knowledge, experience and expertise (including, but not limited to, assisting with the transition of the executive officers of the Company and Sirius XM Holdings Inc. (“Holdings”), meeting with Company clients and customers, and such other services as may be reasonably requested by the Chairman of the Board of Directors of Holdings or the Chief Executive Officer of the Company or Holdings from time to time). Consultant will have no authority to bind the Company, Holdings or any of their subsidiaries or affiliates, nor to act on their behalf, nor to make decisions for the Company, Holdings or any of their subsidiaries or affiliates. The Company, being ultimately interested only in the results of Consultant’s performance of the services set forth in this Agreement, will give only broad direction to Consultant. Consultant will determine the method, details and means of performing the services contemplated by this Agreement. Notwithstanding the foregoing, the level of bona fide services Consultant performs for the Company hereunder will not exceed 20% of the average level of bona fide services Consultant performed during the 36-month period preceding the Effective Date.
(b) This Agreement will commence on the Effective Date and will continue until, and will end upon, the three (3)-year anniversary of the Effective Date.
(c) In consideration of Consultant’s agreement to perform and his performance of the consulting services, during the term of this Agreement, the Company will pay Consultant $3,200,000 per year, payable in accordance with the Company’s regular payroll practices (but in no event less frequently than monthly). During the term of this Agreement, Consultant and his dependents will be eligible to participate in the Company’s medical, dental and life insurance plans, subject to the terms and conditions of such plans; provided that, in the event the Company determines that Consultant and his dependents may not participate in the Company’s applicable medical and dental plan(s), (i) the Company will pay to Consultant a lump sum cash amount, on the sixtieth (60th) day following such determination, equal to the costs of continuation of medical and dental insurance coverage for Consultant and his dependents under the Company’s medical and dental insurance plan(s) in effect on the date of such determination from the date of such determination through the eighteen (18)-month anniversary of the Effective Date (less any amounts payable by the Company under the Employment Agreement in respect of medical and/or dental insurance coverage during any portion of such period) and (ii) thereafter Consultant will have the option to continue such benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), to the extent permitted by law and the terms and conditions of the applicable plan(s), through the three (3)-year anniversary of the Effective Date, at the Company’s expense. In the event that, during the three (3)-year period following the Effective Date, Consultant and his dependents are not eligible to participate in the Company’s medical, dental or life insurance plan(s), and also not eligible for such coverage under COBRA, the Company will pay Consultant a monthly amount equal to the actual monthly costs to Consultant to obtain medical, dental and/or life insurance benefits substantially similar to those benefits that would have been provided to Consultant and his dependents under the Company’s plans through the third (3rd) anniversary of the Effective Date (less any amounts payable by the Company under the Employment Agreement in respect of medical, dental and/or life insurance coverage during any portion of such period); provided that (1) the amount of such monthly payments will not exceed twice the amount that the Company would have paid to provide such benefit to Consultant and his dependents if he were an active employee on the Effective Date, (2) such payments will cease if Consultant obtains such benefit from another employer following the eighteen (18)-month anniversary of the Effective Date, and (3) any such payments will be reduced by the amount of any lump sum payment made in accordance with this Section 1(c).
(d) Upon reasonable documentation of expenses from Consultant, the Company will reimburse Consultant in accordance with the Company’s expense reimbursement policies for all reasonable business expenses incurred by Consultant in the performance of Consultant’s services under this Agreement. Notwithstanding the foregoing, any expense in excess of $10,000 to be incurred by Consultant in connection with this Agreement will require the prior written approval of the Company.
(e) Consultant hereby assigns exclusively to the Company the ownership of all work product prepared or provided by Consultant to the Company or otherwise generated as a result of Consultant’s provision of consulting services hereunder, along with all intellectual property rights (including, without limitation, all copyrights) related thereto.
(f) The Company acknowledges that Consultant’s services hereunder will be provided by Consultant on a nonexclusive basis, and that Consultant may engage in any other business activities as long as such activities (i) do not interfere with or harm the operations of the Company, Holdings or any of their subsidiaries or affiliates; (ii) do not materially interfere with Consultant’s obligations to the Company under this Agreement; and (iii) are consistent with the

Consultant’s continuing obligations to the Company and Holdings which, under the Employment Agreement, survive his termination of employment.
2.    Prior Agreement Restrictive Covenants. Consultant warrants and represents that he has complied, and by this Agreement agrees that he will continue to comply, with all applicable terms of the Employment Agreement. The Parties agree and acknowledge that this Agreement supplements the Employment Agreement to the extent set forth herein and that in all other respects the applicable terms of the Employment Agreement remain in full force and effect. Consultant acknowledges and agrees that the restrictive covenant provisions set forth in the Employment Agreement remain in full force and effect to the fullest extent provided therein.
3.    Independent Contractor. Consultant warrants that, during the term of this Agreement, Consultant will at all times be and remain an independent contractor, and Consultant will not be considered the agent, partner, principal, employee or servant of the Company, Holdings or any of their subsidiaries or affiliates. Consultant will be free to exercise Consultant’s own judgment as to the manner and method of providing the consulting services to the Company, subject to applicable laws and requirements reasonably imposed by the Company. Consultant acknowledges and agrees that, during the term of this Agreement, Consultant will not be treated as an employee of the Company, Holdings or any of their subsidiaries or affiliates for purposes of federal, state, local or foreign income or other tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any workers’ compensation law of any state or country (or subdivision thereof), or for purposes of benefits provided to employees of the Company, Holdings or any of their subsidiaries or affiliates under any employee benefit plan, program, policy or arrangement (including, without limitation, vacation, holiday and sick leave benefits). Consultant acknowledges and agrees that as an independent contractor, Consultant will be required, during the term of this Agreement, to pay any applicable taxes on the fees paid to Consultant, and to provide his workers’ compensation insurance and any other coverage required by law. Consultant will at all times indemnify, hold harmless and defend the Company for all liabilities, losses, damages, costs (including, without limitation, legal costs and other professional fees on an indemnity basis) and expenses of whatsoever nature incurred or suffered by the Company, Holdings or any of their subsidiaries or affiliates arising from: (a) any income taxes or other taxes due on amounts paid to or on behalf of Consultant by the Company, or any other required remittances to any governmental entities, agencies or programs (including, without limitation, any interest, penalties or gross-ups thereon) arising in respect of Consultant for which the Company, Holdings or any of their subsidiaries or affiliates is called upon to account to the relevant taxing authority; and (b) any liability for any employment-related claim or any claim based on worker status brought by Consultant against the Company, Holdings or any of their subsidiaries or affiliates arising out of or in connection with Consultant’s provision of services pursuant to this Agreement. Consultant hereby acknowledges that Consultant will have no recourse against the Company or Holdings (or any of their directors, officers, personnel, representatives, agents, successors, subsidiaries or affiliates) for any such liability, loss, damage, cost or expense.

4.    Indemnification. The Company will indemnify Consultant during the term of this Agreement and thereafter to the full extent permitted by law as if he were an officer of the Company for all claims related to or arising out of his serving as a consultant of the Company hereunder; provided that in no event will Consultant be indemnified pursuant to this Section 4 in connection with any claims, causes of action, demands, fees or liabilities of any kind whatsoever, arising out of or relating to (a) the enforcement of the Company’s rights hereunder or with respect to the Employment Agreement or any agreements identified in the Employment Agreement or (b) Consultant’s illegal conduct, fraud (including, without limitation, undiscovered financial fraud), embezzlement or other willful misconduct.
5.    Early Termination of Agreement. In the event this Agreement is terminated prior to its expiration due to Consultant’s death or disability or by the Company without Cause (as defined in the Employment Agreement to the extent applicable) or by Consultant after a material breach of this Agreement by the Company, the Company will continue to pay Consultant, without set-off, counterclaim or other withholding, the consulting fee through the originally scheduled expiration date of this Agreement, and will continue to provide Consultant and his dependents with COBRA (or other medical, dental and/or life insurance benefits) consistent with Section 1(c) through the originally scheduled expiration date of this Agreement.
6.    Survival. Sections 2, 3 and 4 will survive and continue in full force in accordance with the terms thereof, notwithstanding any termination of this Agreement.
7.    Severability. The Parties agree that if any provision of this Agreement is declared or determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions will not be affected thereby, and said illegal, unenforceable or invalid part, term or provision will be deemed not to be part of this Agreement.
8.    Entire Agreement; Amendment. Except as otherwise set forth herein, this Agreement represents the entire agreement and understanding between Consultant and the Company concerning the specific subject matter of this Agreement and supersedes and replaces any and all prior agreements and understandings between Consultant and the Company concerning the specific subject matter of this Agreement. Any modification or amendment of this Agreement, or additional obligation assumed in connection with this Agreement, will be effective only if placed in writing and signed by both Parties or by authorized representatives of each of the Parties.
9.    Captions; Drafter Protection. This Agreement’s headings and captions are provided for reference and convenience only, and will not be employed in the construction of this Agreement. It is agreed and understood that the general rule pertaining to construction of contracts, that ambiguities are to be construed against the drafter, will not apply to this Agreement.
10.    Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

11.    Binding Effect; Assignment. Neither this Agreement, nor any rights or benefits hereunder, may be assigned, delegated, transferred, pledged or hypothecated without the prior written consent of the Parties, except that the Company may assign this Agreement to any assignee of or successor to substantially all of the business or assets of the Company or Holdings or any direct or indirect subsidiary of either of them without prior written consent of Consultant. In the event of Consultant’s death, any amounts owed to Consultant hereunder shall instead be paid to Consultant’s designated beneficiary (or, if none, to Consultant’s estate).
12.    No Reliance. Consultant acknowledges and agrees that he has not relied upon any advice whatsoever from the Company as to any provision of this Agreement, including, but not limited to, the taxability, whether pursuant to federal, state, local or foreign income tax statutes or regulations, or otherwise, of the payments made, action taken, or consideration transferred hereunder and that Consultant will be solely liable for all tax obligations arising therefrom.
13.    Governing Law; Arbitration. This Agreement will be governed by and construed and enforced according to the laws of the State of New York. Any disputes arising from or relating to this Agreement shall be subject to arbitration pursuant to Section 21 of the Employment Agreement (which provisions shall be deemed expanded to apply to any dispute concerning or relating to Consultant’s service with the Company or Holdings, or the termination of Consultant’s service).
14.    No Waiver. The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, will not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement will remain in full force and effect as if no such forbearance or failure of performance had occurred.
15.    Warranties. Consultant warrants that he will not deliver or disclose to the Company information which infringes any property right of any third party relating to proprietary or trade secret information or copyrights. Consultant warrants that he is not a party to any other existing agreement which would prevent him from entering into this Agreement or which would adversely affect this Agreement, and agrees that he will not, during the term of this Agreement, enter into any such agreement.
16.    Confidentiality. Unless otherwise required by law or regulation, or as necessary to perform his services for the Company hereunder, Consultant agrees to maintain absolute confidentiality of the services performed by Consultant hereunder and the information, reports and other work product produced by, or made available to, Consultant in connection with this Agreement or his services hereunder.
17.    Voluntary Execution. Consultant acknowledges that he is executing this Agreement voluntarily and of his own free will. Consultant further acknowledges that he has read, fully understands and intends to be bound by the terms of this Agreement, and has had an opportunity to carefully review it with his attorney prior to executing it or warrants that he has chosen not to have his attorney review this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SIRIUS XM RADIO INC.
By:
Name:
Title:

JAMES E. MEYER

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